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Prospectus Supplement                              Rule 424(b)(3)
(To Prospectus dated October 30, 2000)             (Registration No. 333-48248)



                            McLEODUSA INCORPORATED

                               OFFER TO EXCHANGE
                    Its 12% Senior Notes Due July 15, 2008
                      for Any and All of the Outstanding
                      12% Senior Notes Due July 15, 2008
                        of CapRock Communications Corp.



     McLeodUSA Incorporated (the "Company"), upon the terms and subject to conditions set forth in the Prospectus, dated October 30, 2000 (as amended or supplemented as of the date hereof, the "Prospectus"), and accompanying letter of transmittal (the "Letter of Transmittal") (which together with this Prospectus Supplement constitute the "Exchange Offer"), hereby extends its offer to exchange its 12% Senior Notes due July 15, 2008 (the "McLeodUSA Notes") for any and all of the outstanding 12% Senior Notes due July 15, 2008 of CapRock Communications Corp. (the "CapRock Notes").

     The Exchange Offer has been extended for two (2) additional days and will expire at 5:00 p.m., New York City time, on December 7, 2000, or such later date and time to which it is extended (the "Expiration Date").

     As of 3:00 p.m., New York City time, on December 5, 2000, approximately $142,392,000 aggregate principal amount of the $150,000,000 aggregate principal amount of issued and outstanding CapRock Notes had been tendered for exchange with the Exchange Agent. Unless otherwise defined herein, capitalized terms in this Prospectus Supplement have the same meaning as in the Prospectus. The amended terms of the Exchange Offer set forth above supplement and should be read in conjunction with the Prospectus, which, except to the extent modified by this Prospectus Supplement, is incorporated herein by reference.


December 5, 2000